Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Amends Credit Facility, Extends Maturity and

Reduces Pricing

BOSTON – August 19, 2015 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), a direct lender to middle market companies, today announced an amendment, extension and the reduction of pricing of its existing term loan credit facility (“Term Loan Facility”) and an amendment and extension of its revolving credit facility (“Revolving Facility”). The financing was led by ING Capital LLC.

The Term Loan Facility’s bullet maturity was extended from April 2019 to August 2021. The pricing on the Term Loan Facility was reduced to LIBOR (with no floor) plus 2.75 percent from LIBOR (with no floor) plus 3.25 percent.

Additionally, the Revolving Facility’s availability period was extended from May 2017 to August 2019, followed by a one-year amortization period with a final maturity in August 2020. The pricing on the Revolving Facility will remain the same at LIBOR (with no floor) plus 2.50 percent.

Commitments under the Revolving Facility and Term Loan Facility remain at $303.5 million and $106.5 million, respectively. The Revolving Facility and Term Loan Facility each include an accordion feature permitting subsequent increases to either facility up to an aggregate maximum of $600 million of commitments.

ABOUT THL CREDIT

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt of lower middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Chicago, Houston, Los Angeles and New York. THL Credit is a direct lender to lower middle market companies that invests primarily in directly originated first lien and second lien secured loans, including through unitranche investments. In certain instances, THL Credit also makes subordinated debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities, and direct equity co-investments. THL Credit targets investments primarily in lower middle market companies with annual EBITDA generally between $5 million and $25 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT ING CAPITAL LLC

ING Capital LLC is a financial services firm offering a full array of wholesale financial lending products and advisory services to its corporate and institutional clients. ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, part of ING Group (NYSE: ING), a global financial institution of Dutch origin. The Investment Industry Finance (IIF) group at ING Capital LLC offers a broad range of structured finance solutions to its clients active in the Investment Industry, including business development companies.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

#        #        #

2